EXHIBIT 99.1

NEWS RELEASE
Cleveland-Cliffs Inc. Reports Third-Quarter 2018 Results and Initiates Quarterly Cash Dividend
•Net income increases 728 percent to $438 million
•Adjusted EBITDA increases 66 percent to $250 million
•Company begins cash dividend of $0.20 per share on an annualized basis, to be paid quarterly

CLEVELAND—October 19, 2018—Cleveland-Cliffs Inc. (NYSE: CLF) today reported third-quarter results for the period ended September 30, 2018.
The Company reported consolidated revenues of $742 million, compared to the prior year's third-quarter consolidated revenues of $597 million. Cost of goods sold was $480 million compared to $439 million reported in the third quarter of 2017.
Net income was $438 million, or $1.41 per diluted share, compared to $53 million, or $0.18 per diluted share, recorded in the prior-year third quarter. For the nine months ended September 30, 2018, net income was $519 million, compared to $53 million during the same period in 2017.
For the third quarter of 2018, the Company reported adjusted EBITDA1 of $250 million, a 66 percent increase from the prior-year's third quarter adjusted EBITDA of $151 million.

	(In Millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Adjusted EBITDA[1]
U.S. Iron Ore	$279.5	$174.2	$657.9	$399.8
Corporate/Other	(29.2)	(23.4)	(79.6)	(73.9)
Total Adjusted EBITDA[1]	$250.3	$150.8	$578.3	$325.9
Lourenco Goncalves, Cleveland-Cliffs' Chairman, President and Chief Executive Officer, said, “This quarter's results are another clear demonstration of the strength of Cleveland-Cliffs’ unique business model as a supplier of highly customized high-grade iron units to select steelmakers. The success of our four-year transformational journey is on full display." Mr. Goncalves added, "As we begin to wrap up the year, we expect current strong market conditions to support our strong profitability through the next quarter and into 2019. Our long-term forecast of predictable and consistent cash flow generation, as well as the great progress we continue to make on the HBI project, gave us the comfort to implement a healthy quarterly dividend." Mr. Goncalves concluded, "It has now become abundantly clear to the market in general that global supply-demand dynamics have shifted favorably towards producers of high-grade iron units. We at Cleveland-Cliffs were ahead of the curve on identifying the trend, and will continue to center and expand our proven strategy around this premise. "
Cleveland-Cliffs announced that on October 18, 2018, its Board of Directors declared a quarterly cash dividend on the Company's common shares of $0.05 per share. This equates to $0.20 per year on an annualized basis. The cash dividend will be payable on January 15, 2019, to shareholders of record as of the close of business on January 4, 2019. Cliffs expects to pay the dividend on a quarterly basis, subject to the approval of its Board of Directors.
U.S. Iron Ore

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Volumes - In Thousands of Long Tons
Sales volume	6,481	5,863	14,060	13,291
Production volume	4,719	4,265	14,731	13,233
Sales Margin - In Millions
Revenues from product sales and services	$741.8	$596.7	$1,636.1	$1,354.2
Cost of goods sold and operating expenses	480.2	438.9	1,028.5	1,002.7
Sales margin	$261.6	$157.8	$607.6	$351.5
Sales Margin - Per Long Ton
Revenues from product sales and services*	$105.65	$90.52	$108.53	$89.91

Cash cost of goods sold and operating expense rate[2]	62.54	60.79	61.81	59.73
Depreciation, depletion and amortization	2.75	2.81	3.50	3.73
Cost of goods sold and operating expenses*	65.29	63.60	65.31	63.46
Sales margin	$40.36	$26.92	$43.22	$26.45

*Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues and expenses also exclude venture partner cost reimbursements, where applicable.

U.S. Iron Ore pellet sales volume in the third quarter of 2018 was 6.5 million long tons. The 10 percent increase from the third-quarter 2017 volume of 5.9 million long tons was driven primarily by increased customer demand.
Realized revenues per ton of $105.65 increased 17 percent from the prior-year period, primarily as a result of increased steel pricing and pellet premiums, which are magnified by favorable contract structures. This increase was partially offset by higher freight rates.

Cash cost of goods sold and operating expense rate2 in U.S. Iron Ore was $62.54 per long ton, compared to $60.79 per long ton in the prior year's third quarter. The increase was driven by higher employee-related expenses and higher royalties.
Other Income Statement Items
During August 2018, the Company completed the sale of its Asia Pacific Iron Ore assets to Mineral Resources Limited. As a result, the historical changes in foreign currency translation of $228 million were reclassified and recognized as a gain in Income from Discontinued Operations.
Miscellaneous-net expense of $6 million included, among other items, $5 million in charges related to the indefinite idle at Empire mine.
Outlook

2018 Outlook Summary
Per Long Ton Information	U.S. Iron Ore
Revenues from product sales and services (A)	$105 - $110

Cost of goods sold and operating expense rate	$69 - $74
Less:
Freight expense rate (B)	$8
Depreciation, depletion & amortization rate	$3
Cash cost of goods sold and operating expense rate[2]	$58 - $63

Sales volume (million long tons)	21.0
Production volume (million long tons)	20.0
(A) This expectation is based on the assumption that iron ore prices, steel prices, and pellet premiums will average for the remainder of 2018 their respective year-to-date averages.
(B) Freight has an offsetting amount in revenue and has no impact on sales margin.

U.S. Iron Ore Outlook (Long Tons)
Based on the assumption that iron ore prices, steel prices, and pellet premiums will average for the remainder of 2018 their respective year-to-date averages, Cliffs would realize USIO revenue rates in the range of $105 to $110 per long ton. This range remains consistent with the prior calculation as the year-to-date average increase in hot-rolled coil steel prices has been offset by higher freight rates.

Cliffs full-year sales volume expectation of 21 million long tons and production volume expectation of 20 million long tons were each maintained.

Cliffs' full-year 2018 U.S. Iron Ore cash cost of goods sold and operating expense expectation is unchanged at $58 - $63 per long ton.

SG&A Expense and Other Expectations
Cliffs' full-year 2018 SG&A expense expectation of $115 million is being maintained. Cliffs also notes that of the $115 million expectation, approximately $20 million is considered non-cash.

The Company's full-year 2018 net interest expense expectation was maintained at $120 million.

Full-year 2018 depreciation, depletion and amortization associated with U.S. Iron Ore and Corporate/Other is expected to be approximately $80 million.

Capital Expenditures
Cliffs provided the following updates to its 2018 capital expenditures budget:

•	the Toledo HBI Project spend expectation was reduced by $25 million to $175 million due to further development and refined timing of the project spending plan;

•	the sustaining capital expectation of $75 million was maintained; and

•	the Northshore Mine upgrade spend expectation of $50 million was maintained.

Conference Call Information
Cleveland-Cliffs Inc. will host a conference call this morning, October 19, 2018, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com
About Cleveland-Cliffs Inc.
Founded in 1847, Cleveland-Cliffs Inc. is the largest and oldest independent iron ore mining company in the United States. We are a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. By 2020, Cliffs expects to be the sole producer of hot briquetted iron (HBI) in the Great Lakes region with the development of its first production plant in Toledo, Ohio. Driven by the core values of safety, social, environmental and capital stewardship, our employees endeavor to provide all stakeholders with operating and financial transparency. For more information, visit http://www.clevelandcliffs.com.

Forward-Looking Statements
This report contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this report, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Uncertainties and risk factors that could affect Cliffs’ future performance and cause results to differ from the forward-looking statements in this report include, but are not limited to: uncertainty and weaknesses in global economic conditions, including downward pressure on prices caused by oversupply or imported products, reduced market demand and risks related to U.S. government actions with respect to Section 232 of the Trade Expansion Act (as amended by the Trade Act of 1974), the North American Free Trade Agreement and/or other trade agreements, treaties or policies; continued volatility of iron ore and steel prices and other trends, including the supply approach of the major iron ore producers, affecting our financial condition, results of operations or future prospects, specifically the impact of price-adjustment factors on our sales contracts; our ability to cost-effectively achieve planned production rates or levels, including at our HBI production plant; our ability to successfully identify and consummate any strategic investments or development projects, including our HBI production plant; the impact of our customers reducing their steel production due to increased market share of steel produced using other methods or lighter-weight steel alternatives; our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele; our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; our ability to maintain appropriate relations with unions and employees; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; our ability to reach agreement with our customers regarding any modifications to sales contract provisions, renewals or new arrangements; our actual levels of capital spending; our level of indebtedness could limit cash flow available to fund working capital, capital expenditures, acquisitions and other general corporate purposes or ongoing needs of our business; our ability to continue to pay cash dividends, and the amount and timing of any cash dividends; availability of capital and our ability to maintain adequate liquidity; changes in sales volume or mix; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; and the potential existence of significant deficiencies or material weakness in our internal control over financial reporting.
For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2017. You are urged to carefully consider these risk factors.
SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:	INVESTOR CONTACT:
Patricia Persico Director, Corporate Communications (216) 694-5316	Paul Finan Director, Investor Relations (216) 694-6544
FINANCIAL TABLES FOLLOW
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CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$684.7	$530.7	$1,525.9	$1,195.0
Freight and venture partners' cost reimbursements	57.1	66.0	110.2	159.2
	741.8	596.7	1,636.1	1,354.2
COST OF GOODS SOLD AND OPERATING EXPENSES	(480.2)	(438.9)	(1,028.5)	(1,002.7)
SALES MARGIN	261.6	157.8	607.6	351.5
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(30.1)	(23.8)	(81.4)	(75.5)
Miscellaneous – net	(6.0)	(5.3)	(16.2)	1.3
	(36.1)	(29.1)	(97.6)	(74.2)
OPERATING INCOME	225.5	128.7	510.0	277.3
OTHER INCOME (EXPENSE)
Interest expense, net	(29.5)	(27.6)	(93.1)	(99.1)
Gain (loss) on extinguishment of debt	—	(88.6)	0.2	(165.4)
Other non-operating income	4.3	2.6	13.1	7.6
	(25.2)	(113.6)	(79.8)	(256.9)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	200.3	15.1	430.2	20.4
INCOME TAX BENEFIT (EXPENSE)	(0.5)	7.2	(14.4)	7.2
INCOME FROM CONTINUING OPERATIONS	199.8	22.3	415.8	27.6
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	238.0	30.6	102.8	25.6
NET INCOME	437.8	52.9	518.6	53.2
LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	—	0.5	—	3.9
NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$437.8	$53.4	$518.6	$57.1
INCOME PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS – BASIC
Continuing operations	$0.67	$0.08	$1.40	$0.11
Discontinued operations	0.80	0.10	0.35	0.09
	$1.47	$0.18	$1.75	$0.20
INCOME PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS – DILUTED
Continuing operations	$0.64	$0.08	$1.37	$0.11
Discontinued operations	0.77	0.10	0.34	0.08
	$1.41	$0.18	$1.71	$0.19
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	297,878	296,079	297,587	285,771
Diluted	310,203	301,075	303,518	290,512

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	September 30, 2018	December 31, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$897.1	$978.3
Accounts receivable, net	141.4	106.7
Inventories	187.9	138.4
Supplies and other inventories	88.2	88.8
Derivative assets	190.8	37.9
Income tax receivable	110.3	13.3
Current assets of discontinued operations	16.1	118.5
Loans to and accounts receivable from the Canadian Entities	—	51.6
Other current assets	18.8	11.1
TOTAL CURRENT ASSETS	1,650.6	1,544.6
PROPERTY, PLANT AND EQUIPMENT, NET	1,144.8	1,033.8
OTHER ASSETS
Deposits for property, plant and equipment	94.6	17.8
Income tax receivable	113.6	235.3
Non-current assets of discontinued operations	—	20.3
Other non-current assets	121.4	101.6
TOTAL OTHER ASSETS	329.6	375.0
TOTAL ASSETS	$3,125.0	$2,953.4
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$140.8	$99.5
Accrued expenses	95.1	79.1
Accrued interest	26.2	31.4
Contingent claims	—	55.6
Partnership distribution payable	43.1	44.2
Current liabilities of discontinued operations	14.2	75.0
Other current liabilities	61.3	67.4
TOTAL CURRENT LIABILITIES	380.7	452.2
PENSION AND POSTEMPLOYMENT BENEFIT LIABILITIES	$225.0	$257.7
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	174.4	167.7
LONG-TERM DEBT	2,300.0	2,304.2
NON-CURRENT LIABILITIES OF DISCONTINUED OPERATIONS	9.3	52.2
OTHER LIABILITIES	121.8	163.5
TOTAL LIABILITIES	3,211.2	3,397.5
EQUITY
CLIFFS SHAREHOLDERS' DEFICIT	(86.2)	(444.3)
NONCONTROLLING INTEREST	—	0.2
TOTAL DEFICIT	(86.2)	(444.1)
TOTAL LIABILITIES AND DEFICIT	$3,125.0	$2,953.4

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Nine Months Ended September 30,
	2018	2017
OPERATING ACTIVITIES
Net income	$518.6	$53.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	68.6	66.3
Loss (gain) on extinguishment of debt	(0.2)	165.4
Loss on deconsolidation	—	16.3
Gain on derivatives	(136.4)	(47.5)
Gain on foreign currency translation	(228.1)	—
Other	5.7	19.0
Changes in operating assets and liabilities:
Receivables and other assets	96.2	68.9
Inventories	(57.1)	(26.1)
Payables, accrued expenses and other liabilities	(78.6)	(108.8)
Net cash provided by operating activities	188.7	206.7
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(111.4)	(62.7)
Deposits for property, plant and equipment	(83.3)	(16.2)
Proceeds on sales of assets	18.5	2.2
Other investing activities	2.5	(7.7)
Net cash used by investing activities	(173.7)	(84.4)
FINANCING ACTIVITIES
Net proceeds from issuance of common shares	—	661.3
Proceeds from issuance of debt	—	1,057.8
Debt issuance costs	(1.5)	(12.0)
Repurchase of debt	(16.3)	(1,720.7)
Acquisition of noncontrolling interest	—	(105.0)
Distributions of partnership equity	(44.2)	(53.0)
Other financing activities	(45.7)	(17.0)
Net cash used by financing activities	(107.7)	(188.6)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(2.3)	3.7
DECREASE IN CASH AND CASH EQUIVALENTS, INCLUDING CASH CLASSIFIED WITHIN CURRENT ASSETS OF DISCONTINUED OPERATIONS	(95.0)	(62.6)
LESS: INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS CLASSIFIED WITHIN CURRENT ASSETS OF DISCONTINUED OPERATIONS	(13.8)	23.1
NET DECREASE IN CASH AND CASH EQUIVALENTS	(81.2)	(85.7)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	978.3	312.8
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$897.1	$227.1

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and adjusted EBITDA on a consolidated basis. EBITDA and Adjusted EBITDA are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net Income	$437.8	$52.9	$518.6	$53.2
Less:
Interest expense, net	(29.7)	(28.9)	(95.5)	(103.1)
Income tax benefit (expense)	(0.5)	7.6	(14.4)	6.8
Depreciation, depletion and amortization	(19.2)	(21.5)	(68.6)	(66.3)
EBITDA	$487.2	$95.7	$697.1	$215.8
Less:
Impact of discontinued operations	$238.2	$34.8	$120.4	$41.3
Foreign exchange remeasurement	(0.2)	(1.3)	(0.7)	14.0
Gain (loss) on extinguishment of debt	—	(88.6)	0.2	(165.4)
Impairment of long-lived assets	(1.1)	—	(1.1)	—
Adjusted EBITDA	$250.3	$150.8	$578.3	$325.9

2 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION EXPLANATIONS
The Company presents cash cost of goods sold and operating expense rate per long/metric ton, which is a non-GAAP financial measure that management uses in evaluating operating performance. Cliffs believes the presentation of non-GAAP cash cost of goods sold and operating expenses is useful to investors because it excludes depreciation, depletion and amortization, which are non-cash, and freight and venture partners' cost reimbursements, which have no impact on sales margin, thus providing a more accurate view of the cash outflows related to the sale of iron ore. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies.

	(In Millions)
	U.S. Iron Ore
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cost of goods sold and operating expenses	$480.2	$438.9	$1,028.5	$1,002.7
Less:
Freight and reimbursements	57.1	66.0	110.2	159.2
Depreciation, depletion & amortization	17.8	16.5	49.2	49.6
Cash cost of goods sold and operating expenses	$405.3	$356.4	$869.1	$793.9